Exhibit 10.2

CONFIDENTIAL SETTLEMENT AGREEMENT

THIS CONFIDENTIAL SETTLEMENT AGREEMENT (“Agreement”) is entered into between J. Paul Quinn and Telanetix, Inc.

WHEREAS, the parties to this Agreement also were parties to an Employment Agreement dated April 28, 2008, (“Employment Agreement”) and an Amendment No. 1 to Employment Agreement (“Amendment”) dated July 1, 2009.

WHEREAS, Mr. Quinn and Telanetix desire to provide for an orderly and amicable separation of Mr. Quinn’s employment from Telanetix.

FOR AND IN CONSIDERATION of the mutual agreements and promises contained herein, Mr. Quinn and Telanetix agree as follows.

1.           Employment. Mr. Quinn’s last day of employment with Telanetix shall be July 8, 2011.

2.           Payment by Telanetix.  Telanetix agrees to continue to pay Mr. Quinn his current base salary for tweleve months following the last day of his employment with Telanetix. The payments will be made on Telanetix’s normal pay days. No employment taxes will be deducted from said payments. Mr. Quinn agrees he will be solely responsible for all tax reporting obligations, tax payments, and social security or other contributions, if any, which might be due and owing as a consequence of his receipt of the consideration set forth in this Agreement and agrees to indemnify and hold Telanetix harmless from any and all claims or obligations, including any penalties and reasonable attorney fees incurred by Telanetix arising out of Mr. Quinn’s characterization and tax treatment of said consideration. Telanetix will pay Mr. Quinn for all business expenses he has incurred on behalf of Telanetix for which he has not yet been reimbursed providing he provides Telanetix with appropriate receipts prior to July 31, 2011. Telanetix will pay Mr. Quinn for his accrued, but unused vacation time.

3.           Benefits.  Mr. Quinn’s participation in all benefit programs maintained by Telanetix, including Telanetix’s 401(k) Plan, shall terminate upon his last day of employment. Should Mr. Quinn desire to exercise his rights under COBRA, Telanetix will continue to pay his group health premiums for six months following his last day of employment.

4.           Outplacement Services.  Telanetix will pay an outplacement services firm up to Two Thousand Five Hundred Dollars ($2,500) to provide Mr. Quinn with outplacement services. Said firm must provide Telanetix with invoices for all services rendered.

5.           Reference.  Telanetix will provide Mr. Quinn with a mutually agreed to letter of reference.

6.           Share Options.  The parties agree that Mr. Quinn has vested in the option to purchase 10,333 shares of Telanetix’s common stock and that he is not entitled to vest in any further options. Mr. Quinn may exercise his vested options in accordance with Telanetix’s 2005 Equity Incentive Plan, as amended. The parties further agree that Mr. Quinn has no vested options under Telanetix’s 2010 Stock Incentive Plan, and that any grant of such options under this plan that he may have been given, if any, will not vest, nor be exercisable.

7.           Release and Covenant not to Sue by Mr. Quinn.  Mr. Quinn, individually and for his successors, assigns, and marital community, hereby forever releases, acquits, and discharges Telanetix, its parents, subsidiaries, collective majority equity holders, and affiliated organizations, their respective past and present officers, directors, agents, and employees, and Telanetix’s 2005 Equity Incentive Plan and Telanetix’s 2010 Stock Incentive Plan (“Releasees”) from any and all claims, causes of action, demands, or damages, whether known or unknown, arising out of or related to, or that may arise out of or relate to, Mr. Quinn’s employment by Telanetix or the cessation of said employment.  This release includes any and all claims for relief (including any federal, state, or other causes of action, suits, petition, or demands in law or in equity), and any and all allegations of liability (including any allegations of debts, obligations, promises, guarantees, damages awards, or for any equitable, legal or administrative relief), and any and all demands for damages or equitable relief (including any claims for damages of any kind, including those in excess of actual damages and claims for mental anguish), that have been, could have been, may be or could be asserted in any court action, whether federal, state or otherwise, or before any administrative body or proceeding, tribunal, arbitration panel, or other adjudicatory body, regardless of whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source, and regardless of whether known or unknown, foreseen or unforeseen, suspected or unsuspected, disputed or undisputed, secured or unsecured, liquidated or unliquidated, or fixed or contingent as of the date hereof; without limiting the preceding language, such release will specifically include actions for breach of express or implied promises or contracts, including claims for breach of the Employment Agreement, the Amendment, Telanetix’s 2005 Equity Incentive Plan, Telanetix’s 2010 Stock Incentive Plan, and any attendant Stock Option Grant Notices or Stock Option Agreements; claims for violation of public policy; and claims for violation of federal, state, or local statues or laws or ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Washington Law against Discrimination and the Employee Retirement Income Security Act of 1974.

Mr. Quinn further agrees that he will not sue Releasees with respect to any released matters and, to the extent permitted by law, will not file any administrative claims against Releasees with any federal State, or local administrative agencies.

“Collective majority equity holders” as used herein means Hale Fund Partners, LLC, Hale Capital Partners, L.P., Hale Capital Management, L.P., and Hale Fund Management, LLC (the “Hale Entities”) and their respective partners (general and limited), members, including, without limitation, Martin M. Hale, Jr., and managers, past or present parents, affiliates, subsidiaries, principals, officers, directors, employees, related entities, temporary employees, assigns and successors, and each and every agent, insurer and attorney of any of the foregoing, and all persons acting by, through, under or in concert with any of them, both individually and in their official capacities.

8.           Continuation of Terms and Obligations set forth in Employment Agreement.  Except as otherwise modified herein, Mr. Quinn agrees to continue to abide by all representations and agreements he made in the Employment Agreement including, but not limited to, those set forth in Paragraphs 11.1 – 11.6, “Non-Solicitation; Confidentiality; Remedies.”

9.           Confidentiality and Non-Disparagement by Mr. Quinn.  Mr. Quinn agrees that he will keep confidential and will not discuss the contents and terms of this Agreement, or any of the underlying facts, with anyone except his attorney, accountant or tax advisors, immediate family members, and spouse, provided that he first informs those persons of this Confidentiality provision and they each agree to be similarly bound by it. Mr. Quinn further agrees that he will not disparage Releasees.

10.           No Admission of Liability.  This Agreement is being made solely to accomplish an expeditious resolution and settlement of all matters in controversy between the parties, as described in this Agreement.  The Agreement, and the payment of the consideration set forth herein, shall not be construed or represented by Mr. Quinn as an admission by Releasees of any wrongdoing or liability.  Telanetix expressly denies any such wrongdoing or liability.

11.           Complete Agreement, Ambiguities or Invalid Provisions.  Mr. Quinn and Telanetix agree and acknowledge that this Agreement constitutes the full and complete understanding between the parties and that no other understanding, verbal or written, exists between them with respect to the subject matter covered by this Agreement. Except as otherwise expressly provided herein, any rights Mr. Quinn had under the Employment Agreement, Amendment, 2005 Equity Incentive Plan, 2010 Stock Incentive Plan, and attendant Stock Option Grant Notices and Stock Option Agreements are superseded and extinguished by this Agreement.  Further, the parties have jointly participated in the drafting of this Agreement.  No provision of this Agreement shall be construed against any party because that party drafted the provision.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, unless it is so material as to destroy the intent of the parties, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

12.           ADEA.  Mr. Quinn agrees, represents, and warrants that he has read and fully understands the provisions of this Agreement, that he has had the advice of counsel with respect to the negotiation and execution of this Agreement, and that he is fully aware of its contents and legal effect.  Mr. Quinn agrees and understands that he is waiving and releasing any and all claims that he might have under the ADEA arising prior to his execution of this Agreement.  Mr. Quinn further agrees and understands that he has the right to consider this Release for twenty-one (21) days prior to executing it.  To the extent that he does not wish to utilize the full twenty-one (21) days to consider this Release, he may waive the twenty-one (21) day period by dating and signing the document below.  Mr. Quinn further agrees and understands that he has seven (7) days after the date of his execution of this Release to rescind it. Such rescission must be provided in writing and must be delivered to Rob Cain, Chief Operating Officer of Telanetix at 11201 S.E. 8th Street, Suite 200, Bellevue, Washington, 98004.  Under no circumstances will any money be paid to Mr. Quinn until after the seven (7) day rescission period has passed.

13.           Binding Effect of Agreement.  This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, legatees, spouses, marital communities, representatives, successors, transferees and assigns.

14.           Return of Telanetix Property. Mr. Quinn agrees to return to Telanetix, all Telanetix property in his possession, including all information identified in Paragraph 11.2.1 and 11.2.2 of the Employment Agreement, by not later than the close of business on July 8, 2011.

15.           Litigation and Administrative Proceedings/No Assignment of Claims. Mr. Quinn acknowledges and represents that he is not aware of any Claims and Causes of Action against any party released under this agreement as listed in paragraph 7 (the “Released Parties”) which currently exist or have existed prior to the date hereof and that they are unaware of any litigation, proceeding or investigation pending or threatened against any Released Party.  Mr. Quinn acknowledges, covenants and agrees that he has not assigned any claim or filed any charge, action or lawsuit against the Released Parties, and that he will not assign any claim he has had in the past or now has against the Released Parties or file any charge, action or lawsuit against the Released Parties.

16.           Attorney Fees, Venue, and Jurisdiction in Court.  Except for the provisions of Paragraphs 11.1 – 11.4 of the Employment Agreement, a breach of which may be pursued in federal or state court in King County, Washington, the parties agree that the provisions of Paragraph 12.9 “Arbitration” of the Employment Agreement will be used to resolve any disputes arising out of the interpretation or application of this Agreement, except that any arbitration shall be held in Seattle, Washington. Whether a dispute is pursued in court or before an arbitrator, Washington law shall apply.  To the fullest extent permitted by applicable law, each party waives its right to a jury trial in any proceeding brought in connection with this Agreement. To the extent consistent with Washington law, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

18.           Advice of Counsel.  Mr. Quinn hereby acknowledges that he has been given time to consider this Agreement and consult with counsel about its contents. Mr. Quinn further acknowledges that even after execution of this Agreement, in accordance with paragraph 12, he has seven (7) days to consult with legal counsel and rescind this Agreement.

19.           Multiple Counterparts.  This Agreement may be signed in counterparts and in multiple originals.

/s/ J. Paul Quinn__________________________
J. Paul Quinn, for himself and his
marital community
Dated:   July 8, 2011

Telanetix, Inc.

By /s/ Douglas N. Johnson
Dated:   July 8, 2011